Exhibit 99

Fremont Michigan InsuraCorp, Inc. Announces Cash Dividend on Common Stock

Fremont, MI, May 15, 2009 — Fremont Michigan InsuraCorp, Inc. (Fremont) (OTC BB: FMMH) announced today that its Board of Directors declared a quarterly cash dividend of $.03 per share on the common stock of the Company payable on June 30, 2009 to the shareholders of record at the close of business on June 15, 2009.

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock is listed on the OTC Bulletin Board (OTCBB) under the symbol “FMMH.”

Contact

Fremont Michigan InsuraCorp, Inc.

Kevin G. Kaastra

Vice President of Finance

231-924-0300